Weinberg & Company. P.A.
    Certified Public Accountant

                                  June 22, 2001





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                       RE: COLMENA CORP. AND SUBSIDIARIES
                              FILE REF. NO. 0-27842


We were previously the principal accountant for Colmena Corp. and, under the date of July 31, 1999 we reported on the consolidated financial statements of Colmena Corp. and Subsidiaries as of September 30, 1998. On June 15. 2001, our appointment as principal accountant was terminated. We have read Colmena Corp.'s statements included under Item 4 of its Form 8-K dated June 14, 2001, and we agree with such statements.



                                Very truly yours,

                          /s/ Weinberg & Company, P.A.

                            WEINBERG & COMPANY, P.A.
                          Certified Public Accountants